Exhibit 99.1

M/I Homes Announces Cash Tender Offer for Senior Notes

COLUMBUS, Ohio (October 14, 2010) - M/I Homes, Inc. (NYSE: MHO) announced today that the Company has commenced a tender offer to purchase for cash any and all of its outstanding 6.875% Senior Notes due 2012 (the “Senior Notes”).  The terms and conditions of the tender offer are described in the Offer to Purchase and the related Letter of Transmittal to be distributed to holders of the Senior Notes.

The following table summarizes the material pricing terms of the tender offer:

Notes (CUSIP No.)	Outstanding Principal Amount	Tender Offer Consideration Per $1,000 Principal Amount	Early Tender Premium Per $1,000 Principal Amount	Total Consideration Per $1,000 Principal Amount
6.875% Senior Notes due 2012 (55305BAC5)	$200,000,000	$1,015.00	$30.00	$1,045.00

Holders who validly tender their Senior Notes at or prior to 5:00 p.m., New York City time, on October 27, 2010, unless extended by the Company in its sole discretion (such date and time, as the same may be extended, the “Early Tender Premium Deadline”), and whose Senior Notes are accepted for purchase will receive the total consideration of $1,045.00 per $1,000 principal amount of Senior Notes, which is the sum of the tender offer consideration of $1,015.00 per $1,000 principal amount of Senior Notes and the early tender premium payment of $30.00 per $1,000 principal amount of Senior Notes.  The tender offer will expire at 11:59 p.m., New York City time, on November 10, 2010, unless extended or earlier terminated by the Company in its sole discretion (such date and time, as the same may be extended, the “Expiration Time”).  Holders who validly tender their Senior Notes after the Early Tender Premium Deadline but at or prior to the Expiration Time and whose Senior Notes are accepted for purchase will receive the tender offer consideration of $1,015.00 per $1,000 principal amount of Senior Notes, but will not receive the early tender premium.

Payments of the applicable consideration for Senior Notes validly tendered and not validly withdrawn at or prior to the Expiration Time and accepted for purchase will be made promptly after the Expiration Time.  In addition to the applicable tender offer consideration, the Company will pay in cash accrued and unpaid interest from and including the last interest payment date of October 1, 2010 to, but not including, the settlement date on all Senior Notes accepted for purchase in the tender offer.

Consummation of the tender offer is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation by the Company of a private placement of senior notes on satisfactory terms, as determined by the Company in its sole discretion.  The Company intends to use the net proceeds from its proposed private placement of senior notes, along with available cash on hand, to fund the purchase of the Senior Notes purchased in the tender offer and to pay related fees and expenses.

The Company reserves the right to terminate or withdraw the tender offer at any time and from time to time, subject to applicable law.  Senior Notes that are not tendered and accepted for payment pursuant to the tender offer will remain obligations of the Company.

Citi is acting as Dealer Manager for the tender offer.  Global Bondholder Services Corporation is acting as the Depositary and the Information Agent for the tender offer.  Holders with questions regarding the tender offer should contact Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect).  Requests for copies of the Offer to Purchase and the related Letter of Transmittal should be directed to Global Bondholder Services Corporation at (866) 488-1500 (toll free) or (212) 430-3774 (collect).

None of the Company, the Dealer Manager, the Depositary or the Information Agent is making any recommendation as to whether holders of Senior Notes should tender their Senior Notes in the tender offer.  Holders must make their own decisions as to whether to tender their Senior Notes and, if so, the principal amount of the Senior Notes to be tendered.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell any Senior Notes or other securities.  The Company’s obligation to accept any Senior Notes tendered in the tender offer and to pay the applicable tender offer consideration for such Senior Notes is set forth solely in the Offer to Purchase and the related Letter of Transmittal.  Holders are urged to read the tender offer documents carefully.

About M/I Homes
M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 77,000 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C.; and Houston, Texas.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission.  All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time.  We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact Information
M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Vice President, Treasurer (614) 418-8227